Exhibit 99.1

FOR IMMEDIATE RELEASE

JOSEPH L. BILLHIMER, JR. JOINS MTR GAMING GROUP AS SENIOR VICE PRESIDENT FOR OPERATIONS AND DEVELOPMENT

Also Named President and General Manager for Mountaineer Park, Inc.

CHESTER, WV — April 4, 2011 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced that Joseph L. Billhimer, Jr. will serve as the Company’s Senior Vice President for Operations and Development, and will concurrently serve as President and General Manager for Mountaineer Park, Inc., which operates Mountaineer Casino, Racetrack & Resort, effective immediately.

“We are pleased that Joe has agreed to join the MTR team to assist us in continuing to create the best possible experience for our loyal customer base at Mountaineer, while at the same time oversee the development and operations of our Scioto Downs property,” said Jeffrey J. Dahl, President and Chief Executive Officer of MTR Gaming Group, Inc.  “Joe has spent his entire career in the gaming industry, and we believe his blend of operations and developmental experience, as well as his success with casinos and resorts in regional markets will translate well to the West Virginia and Ohio Valley markets.”

Mr. Billhimer has 27 years of experience working in the gaming industry and was most recently the Founder and a Principal of Foundation Gaming Group, an advisory and management services firm for the gaming industry which, among other engagements, successfully managed Harlow’s Casino Resort in Greenville, MS from 2009 to 2010 and marketed its sale to Churchill Downs.  Prior to Foundation Gaming Group, Mr. Billhimer was President and CEO of Premier Entertainment LLC, the developer and parent of the Hard Rock Hotel and Casino in Biloxi, Mississippi, from 2003 to 2008.  While at Premier Entertainment, he was named Casino Journal’s Casino Executive of the Year in 2007 for his efforts in re-developing the Hard Rock Hotel and Casino after being destroyed by Hurricane Katrina.  Before Premier Entertainment, Mr. Billhimer spent three years as President and General Manager of Caesars Entertainment’s Grand Casino Resort in Gulfport, MS, and prior to that experience, eight years with Pinnacle Entertainment where he was Executive Vice President and General Manager of Casino Magic in Bay St. Louis, MS.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect. Those risks and uncertainties include, factors described in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.
www.mtrgaming.com
John W. Bittner, Jr.
Executive Vice President and Chief Financial Officer
(724) 933-8122
Jbittner@mtrgaming.com